Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (In thousands, except per share information and where noted)
Cautionary Statement Concerning Forward Looking Statements
     The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”). The 1995 Act provides a “safe harbor” for forward-looking statements to encourage companies to provide information without fear of litigation so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected.
     This report includes and incorporates by reference forward-looking statements within the meaning of the 1995 Act. These statements are included throughout this report, and in the documents incorporated by reference in this report, and relate to, among other things, projections of revenues, earnings, earnings per share, cash flows, capital expenditures, working capital or other financial items, output, expectations regarding acquisitions, discussions of estimated future revenue enhancements, potential dispositions and cost savings. These statements also relate to the Company’s business strategy, goals and expectations concerning the Company’s market position, future operations, margins, profitability, liquidity and capital resources. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases identify forward-looking statements in this report and in the documents incorporated by reference in this report.
     Although the Company believes the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The Company’s operations involve risks and uncertainties, many of which are outside the Company’s control, and any one of which, or a combination of which, could materially affect the Company’s results of operations and whether the forward-looking statements ultimately prove to be correct.
     Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors including, but not limited to:
•	the prolonged continuation or further deterioration of current credit and capital market conditions;

•	the effect of economic conditions on customers and the capital markets the Company serves, particularly the difficulties in the financial services industry and the general economic downturn that began in the latter half of 2007 and which has further deteriorated during 2008;

•	interest rate fluctuations and changes in capital market conditions or other events affecting the Company’s ability to obtain necessary financing on favorable terms to operate and fund its business or to refinance its existing debt;

•	continuing availability of liquidity from operating performance and cash flows as well as the revolving credit facility;

•	a weakening of the Company’s financial position or operating results could result in noncompliance with its debt covenants;

•	competition based on pricing and other factors;

•	fluctuations in the cost of paper, fuel, other raw materials and utilities;

•	changes in air and ground delivery costs and postal rates and regulations;

•	seasonal fluctuations in overall demand for the Company’s services;

•	changes in the printing market;

•	the Company’s ability to integrate the operations of acquisitions into its operations;

•	the financial condition of the Company’s clients;

•	the Company’s ability to continue to obtain improved operating efficiencies;

•	the Company’s ability to continue to develop services for its clients;

•	changes in the rules and regulations to which the Company is subject;

•	changes in the rules and regulations to which the Company’s clients are subject;

•	the effects of war or acts of terrorism affecting the overall business climate;

•	loss or retirement of key executives or employees; and

•	natural events and acts of God such as earthquakes, fires or floods.
     Many of these factors are described in greater detail in the Company’s filings with the SEC, including those discussed elsewhere in this report or incorporated by reference in this report. All future written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the previous statements. Refer also to the Risk Factors included in Item 1A.
Overview
     The Company’s results for the year ended December 31, 2008 reflect the unfavorable economic conditions in 2008, including the significant decline in overall capital markets activity. Total revenue declined approximately $84.0 million, or 10%, for the year ended December 31, 2008, as compared to the same period in 2007. Capital markets services revenue, which historically has been the Company’s most profitable service offering, decreased $110.2 million, or 35%, for the year ended December 31, 2008, as compared to the same period in 2007. Shareholder reporting services revenue, which includes revenue from compliance reporting, investment management services and translation services, decreased $0.3 million for the year ended December 31, 2008, as compared to the same period in 2007. Marketing communications services revenue for the year ended December 31, 2008 increased by approximately $35.9 million, or 27%, as compared to the same periods in 2007, primarily as a result of the addition of revenue associated with the Company’s recent acquisitions. The Company reported diluted loss per share from continuing operations of ($1.11) for the year ended December 31, 2008, as compared to diluted earnings per share of $0.88 for the same period in 2007.
     As discussed in further detail in the Company’s annual report on Form 10-K for the year ended December 31, 2007, in early 2008 the Company implemented several significant changes to its organizational structure to support the consolidation of its divisions into a unified model that supports Bowne’s full range of service offerings, from services related to capital markets and compliance reporting to investment management solutions and personalized, digital marketing communications. These modifications were made in response to the evolving needs of clients, who are increasingly asking for services that span Bowne’s full range of offerings. As a result of these changes, the Company evaluated the impact on segment reporting and made certain changes to its segment reporting in the first quarter of 2008. As such, the Company now has one reportable segment, which is consistent with how the Company is structured and managed. The Company had previously reported two reportable segments: Financial Communications and Marketing & Business Communications. The consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 have been presented to reflect one reportable segment in accordance with SFAS No. 131.
Acquisition Activity
     During the year ended December 31, 2008, the Company acquired the following businesses:
     In February 2008, the Company acquired GCom2 Solutions, Inc. (“GCom”) for $46.3 million in cash. The acquisition included working capital valued at approximately $3.8 million. This acquisition expanded the Company’s shareholder reporting services offerings in the United States, the United Kingdom, Ireland and Luxembourg.
     In April 2008, the Company acquired the digital print business of Rapid Solutions Group (“RSG”), a subsidiary of Janus Capital Group Inc., for $14.5 million in cash, which included preliminary working capital estimated at $5.0 million. Pursuant to the asset purchase agreement, actual working capital greater than $5.0 million was for the benefit of the seller. During the third quarter of 2008, the Company paid an additional $3.0 million related to the settlement of the working capital in excess of the $5.0 million that was included as part of the purchase price. RSG is a provider of end-to-end solutions for marketing and business communications clients in the financial services and healthcare industries, which enables the Company to further expand its presence in those markets.

     In July 2008, the Company acquired the U.S.-based assets and operating business of Capital Systems, Inc. (“Capital”), a leading provider of financial communications based in midtown New York City for approximately $14.6 million, which included working capital estimated at $0.9 million. Capital’s former office in midtown New York City complements the Company’s existing facility in the downtown New York City financial district. Capital enables Bowne to further extend its reach into key existing verticals: investment management, compliance reporting and capital markets services. Capital provides mutual fund quarterly and annual reporting and disclosure documents, such as SEC filings, including proxy statements and 10-Ks, as well as capital markets services for equity offerings, debt deals, securitizations, and mergers and acquisitions.
Cost Reduction Initiatives
     In light of the significant decline in overall capital markets activity experienced in 2008 and the uncertainty surrounding the current economic conditions, the Company reduced its workforce by approximately 900 positions (excluding acquisitions) since December 31, 2007, or approximately 25% of the Company’s total headcount. These workforce reductions included a broad range of functions and were enterprise-wide. The impact of these headcount reductions and the cost reduction initiatives described below are expected to result in annualized savings of approximately $70.0 million to $75.0 million. In 2008, the Company realized approximately $15.0 million in cost savings. In 2009, the Company expects that these initiatives will result in incremental cost savings estimated at $55.0 million to $60.0 million. These initiatives are part of the Company’s continued focus on improving its cost structure and realizing operating efficiencies, and in response to the downturn in overall capital markets activity. These cost reductions consisted of the following:
•	a reduction in the Company’s workforce by approximately 270 positions implemented during the second quarter of 2008, resulting in expected annualized cost savings of approximately $23.0 million, including $11.0 million expected in 2009;

•	a reduction in the Company’s workforce by approximately 400 positions implemented during the fourth quarter of 2008, resulting in expected annualized cost savings of approximately $22.0 million, including $20.0 million expected in 2009;

•	a reduction in the Company’s workforce by approximately 200 positions implemented during the first quarter of 2009, expected to result in cost savings of approximately $12.0 million in 2009; and

•	the suspension of the Company’s matching contribution to its 401(k) Savings Plan for the 2009 plan year, the elimination of normal merit increases in 2009, and a targeted reduction in travel and entertainment spending, expected to result in combined savings of approximately $15.0 million in 2009.
     These cost savings initiatives are further detailed below:
     During the second quarter of 2008, the Company reduced its headcount by approximately 270 positions, excluding the impact of headcount reductions associated with recent acquisitions. The reduction in workforce included a broad range of functions and was enterprise-wide. The Company also has closed its digital print facilities in Wilmington, MA and Sacramento, CA and its manufacturing and composition operations in Atlanta, GA. Work that was produced in these facilities has been transferred to the Company’s other facilities or moved to outsourcing providers. The Company expects that these actions will result in annualized savings of approximately $23.0 million, including approximately $12.0 million in 2008 and $11.0 million expected in 2009. The related restructuring charges resulting from these actions resulted in a pre-tax charge of approximately $15.1 million recognized primarily during the second and third quarters of 2008.
     The Company reduced its workforce by approximately 400 positions in the fourth quarter of 2008. This initiative included a broad range of functions and was enterprise-wide. The reduction is expected to result in annualized cost savings of approximately $22.0 million, including $20.0 million expected in 2009, and resulted in a fourth quarter pre-tax restructuring charge of approximately $7.8 million. Included in these actions were headcount reductions related to the outsourcing of the Company’s domestic information technology support services.
     In January 2009, the Company reduced its workforce by an additional 200 positions, or 6% of the Company’s total headcount. The reduction in workforce included a broad range of functions and was enterprise-wide. The Company estimates that the related restructuring charges, primarily severance and other employee-related costs, resulting from these actions will result in a first quarter 2009 pre-tax charge of $4.0 million, and will result in cost savings of $12.0 million in 2009.

     In 2006 and 2007, the Company implemented cost savings measures which were designed to eliminate $35.0 million in costs over a three-year period. In the first two years of the three-year program, a total of $28.0 million in annual cost reductions was achieved. In 2008, Bowne eliminated an additional $9.0 million in costs, which are estimated to result in annual aggregate savings of approximately $37.0 million over the three-year period, exceeding the original target. These actions are a continuation of initiatives put into place in 2007, including the full year benefit of the conversion to a cash balance pension plan, the reduction in the Company’s annual lease cost at its corporate headquarters related to the downsizing of space occupied, and the integration of certain manufacturing facilities completed in the second half of 2007.
     The Company also completed the following actions related to the integration of recent acquisitions:
•	the Company closed one of the two digital print facilities in Dallas, TX that were acquired as part of the acquisition of Alliance Data Mail Services in November 2007. Work that was produced in this facility has been migrated primarily to the Company’s print facilities in West Caldwell, NJ, South Bend, IN, and Santa Fe Springs, CA.

•	the Company closed the digital print facility located in Aston, PA, which was acquired as part of the acquisition of GCom in February 2008. Work that was produced in this facility has been migrated to the Company’s print facility in Secaucus, NJ.

•	the Company closed the digital print facilities located in Melville, NY and Mt. Prospect, IL which were acquired as part of the acquisition of RSG. Work that was produced in these facilities has been migrated primarily to the Company’s print facilities in West Caldwell, NJ, South Bend, IN and Houston, TX.
     The closure of these facilities was completed primarily during the third and fourth quarters of 2008, and approximately 400 positions were eliminated as part of the synergies of these acquisitions. The Company believes that these actions will result in combined annualized cost savings from pre-acquisition levels of spending of approximately $23.0 million, including approximately $9.0 million realized in 2008. The shut down and integration of these operations are expected to result in costs of approximately $23.0 million, of which approximately $6.0 million was accrued as part of the cost of these acquisitions. Through December 31, 2008, approximately $14.1 million has been included in integration expense for these acquisitions and approximately $2.4 million has been capitalized as a component of the Company’s property, plant and equipment. The remaining $0.5 million will be capitalized as a component of the Company’s property, plant and equipment in 2009.
     In addition, the Company also anticipates costs of approximately $1.5 million to $2.0 million related to the integration of Capital, which will primarily be recorded as integration expense (approximately $1.0 million has been recorded as integration expense for this acquisition through December 31, 2008).
Items Affecting Comparability
     The following table summarizes the expenses incurred for restructuring, integration and asset impairment charges for the last three years:

	2008	2007	2006
	(In thousands, except per share data)
Total restructuring, integration and asset impairment charges	$39,329	$17,001	$14,159
After tax impact	$23,235	$10,476	$8,701
Per share impact	$0.85	$0.36	$0.28
     The charges recorded in 2008 primarily represent the following: (i) costs related to the Company’s headcount reductions, as previously discussed; (ii) integration costs of approximately $14.1 million, primarily related to the Company’s recent acquisitions; (iii) costs related to the closure of the Company’s digital print facilities in Wilmington, MA and Sacramento, CA and its manufacturing and composition operations in Atlanta, GA; and (iv) costs associated with the consolidation of the Company’s digital print facility in Milwaukee, WI with its existing facility in South Bend, IN. The amounts above include certain non-cash asset impairments amounting to $631, $6,588 and $2,550 for the years ended December 31, 2008, 2007 and 2006, respectively. Further discussion of the restructuring, integration and asset impairment activities is included in the results of operations, which follows, as well as in Note 9 to the Consolidated Financial Statements.
     The following non-recurring transactions also affect the comparability of results from year to year:

     During 2008, the Company recognized non-cash compensation expense of $1.1 million (approximately $0.7 million after tax), or $0.02 per share, related to its Long-Term Equity Incentive Plan (“LTEIP”) that went into effect in 2006. This amount represents the remaining compensation to be vested through the settlement of the awards in March 2008, which was based on the level of performance achieved in 2007. The plan had a three-year performance cycle with an acceleration clause that was met as of December 31, 2007 based on the 2007 operating results. During 2007, the Company recognized non-cash compensation expense of $11.2 million (approximately $6.9 million after tax), or $0.24 per share, related to the LTEIP. In 2006, the Company recognized $1.5 million (approximately $0.9 million after tax), or $0.03 per share, of expense under this plan. This plan is described further in Note 17 to the Consolidated Financial Statements.
     During the fourth quarter of 2008, the Company recorded a curtailment gain on its defined benefit pension plan of approximately $1.8 million (approximately $1.1 million after tax) or $0.04 per share, resulting from reductions in the Company’s workforce during 2008, which is described in more detail in Note 12 to the Consolidated Financial Statements.
     During 2007, the Company sold its shares of an equity investment and recognized a gain on the sale of $9.2 million (approximately $5.7 million after tax), or $0.20 per share, which is described further in Note 8 to the Consolidated Financial Statements.
     During 2007, the Company recorded a curtailment gain of approximately $1.7 million (approximately $1.1 million after tax), or $0.04 per share, related to plan modifications associated with its postretirement benefit plan for its Canadian subsidiary, which is described further in Note 12 to the Consolidated Financial Statements.
     During 2007, the Company recognized tax benefits of approximately $6.7 million, or $0.23 per share, related to the completion of audits of the 2001 through 2004 federal income tax returns and recognition of previously unrecognized tax benefits, which is described further in Note 10 to the Consolidated Financial Statements.
     During 2006, the Company recorded a charge of $958 (approximately $584 after tax), or $0.02 per share, related to purchased in-process research and development which is based on an allocation of the purchase price related to the Company’s acquisition of certain technology assets of PLUM Computer Consulting, Inc. (“PLUM”).
Results of Operations
     As previously discussed, the Company has been realigned to operate as a unified company in 2008, and no longer operates as two separate business units. As such, the Company now has one reportable segment, which is consistent with how the Company is structured and managed. The results of operations for all periods presented reflect this current presentation.
     Management uses segment profit to evaluate Company performance. Segment profit is defined as gross profit (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, restructuring, integration and asset impairment charges, and other expenses and other income. Segment profit is measured because management believes that such information is useful in evaluating the Company’s results relative to other entities that operate within the same industry. Segment profit is also used as the primary financial measure for purposes of evaluating financial performance under the Company’s annual incentive plan.
Year Ended December 31, 2008 compared to Year Ended December 31, 2007

	Years Ended December 31,				Year Over Year
		% of		% of	Favorable/(Unfavorable)
	2008	Revenue	2007	Revenue	$ Change	% Change
	(Dollars in thousands)
Capital markets services revenue:
Transactional services	$189,737	25%	$304,431	36%	$(114,694)	(38)%
Virtual Dataroom (“VDR”) services	13,714	2	9,185	1	4,529	49

Total capital markets services revenue	203,451	27	313,616	37	(110,165)	(35)
Shareholder reporting services revenue:
Compliance reporting	171,092	22	186,005	22	(14,913)	(8)
Investment management	173,605	23	161,369	19	12,236	8
Translation services	16,932	2	14,554	2	2,378	16

Total shareholder reporting services revenue	361,629	47	361,928	43	(299)	—
Marketing communications services revenue	166,704	22	130,843	15	35,861	27

	Years Ended December 31,				Year Over Year
		% of		% of	Favorable/(Unfavorable)
	2008	Revenue	2007	Revenue	$ Change	% Change
	(Dollars in thousands)
Commercial printing and other revenue	34,861	4	44,230	5	(9,369)	(21)

Total revenue	766,645	100	850,617	100	(83,972)	(10)
Cost of revenue	(525,047)	(69)	(531,230)	(62)	6,183	1

Gross profit	241,598	31	319,387	38	(77,789)	(24)
Selling and administrative expenses	(208,374)	(27)	(242,118)	(29)	33,744	14

Segment profit	$33,224	4%	$77,269	9%	$(44,045)	(57)%

Revenue
     Total revenue decreased $83,972 , or 10%, to $766,645 for the year ended December 31, 2008 as compared to 2007. The decline in revenue is primarily attributed to the decrease in capital markets services revenue which reflects a reduction in overall capital market activity in 2008 as compared to 2007. Overall capital market activity in 2008 reflects a decrease in overall filing activity of approximately 25% and a 78% decrease in the number of IPOs that were completed and priced in 2008 as compared to 2007. The number of market-wide priced IPOs decreased from 264 in 2007 to 59 in 2008, with only one priced IPO occurring during the fourth quarter of 2008. This overall market decline significantly impacted Bowne’s capital markets services revenue. As such, revenue from capital markets services decreased $110,165, or 35%, during the year ended December 31, 2008 as compared to 2007. The Company’s transactional revenue from capital markets activity in 2008 ($189.7 million) was at its lowest level since the mid 1990’s. In addition, transactional revenue from capital markets activity in the third and fourth quarters of 2008 also represents some of the lowest quarterly levels the Company has experienced since the mid 1990’s. Included in capital markets services revenue for the year ended December 31, 2008 is $13,714 of revenue related to the Company’s VDR services, which increased 49% as compared to 2007. The increase in VDR revenue is a direct result of the Company’s focus on the sales and marketing of its new products, including an increase in the VDR services sales force in 2008. Included in capital markets services revenue was $2,915 of revenue related to the acquisition of Capital.
     Shareholder reporting services revenue decreased slightly to $361,629 during the year ended December 31, 2008 as compared to 2007. Shareholder reporting services includes revenue from compliance reporting, investment management and translation services. Compliance reporting revenue decreased approximately 8% for the year ended December 31, 2008 as compared to the same period in 2007. The decrease was partially offset by increases in investment management services revenue and translation services revenue of $12,236, or 8%, and $2,378, or 16%, respectively, during the year ended December 31, 2008 as compared to 2007. The decrease in compliance reporting revenue is due to several factors, including: (i) non-recurring jobs in 2007, (ii) fewer filings and (iii) competitive pricing pressure. Compliance reporting revenue in 2007 benefited from new SEC regulations regarding executive compensation proxy disclosures, resulting in more extensive disclosure requirements and an increased amount of work related to the initial preparation of these new disclosures. Compliance reporting revenue in 2007 also benefited from larger non-recurring special notice and proxy jobs in 2007 as compared to 2008. In addition, compliance reporting revenue in 2008 was partially impacted by electronic delivery of compliance documents, resulting in lower print volumes and activity levels for certain clients in 2008 as compared to 2007. Included in compliance revenue was $2,041 of revenue related to the acquisition of Capital. The increase in investment management revenue is primarily a result of the addition of $18,126 of revenue from the acquisitions of GCom and Capital. The increase in translation services revenue is due to the addition of new clients and increased work from existing clients, primarily in the European market during 2008.
     Marketing communications services revenue increased $35,861, or 27%, during the year ended December 31, 2008 as compared to 2007, primarily due to the addition of $56,215 of combined revenue from the Company’s recent acquisitions, including: Alliance Data Mail Services (acquired in 2007), GCom and RSG. The increase in revenue from these acquisitions was partially offset by a decline in revenue generated by the legacy business due to lower activity levels from existing customers and the loss of certain accounts in 2008 as compared to 2007.
     Commercial printing and other revenue decreased approximately 21% for the year ended December 31, 2008 as compared to 2007, primarily due to lower activity levels in 2008 as a result of the general downturn in the economy and competitive pricing pressure.

	Years Ended December 31,				Year Over Year
		% of		% of	Favorable/(Unfavorable)
Revenue by Geography:	2008	Revenue	2007	Revenue	$ Change	% Change
	(Dollars in thousands)
Domestic (United States)	$618,709	81%	$658,158	77%	$(39,449)	(6)%
International	147,936	19	192,459	23	(44,523)	(23)

Total revenue	$766,645	100%	$850,617	100%	(83,972)	(10)%

     Revenue from the domestic market decreased 6% to $618,709 for the year ended December 31, 2008, compared to $658,158 for the year ended December 31, 2007. This decrease is primarily due to a substantial reduction in capital markets services revenue, and was partially offset by revenue associated with the Company’s recent acquisitions, as discussed above.
     Revenue from the international markets decreased 23% to $147,936 for the year ended December 31, 2008, as compared to $192,459 for the year ended December 31, 2007. Revenue from the international markets primarily reflects a reduction in capital markets services revenue, primarily due to lower overall capital markets activity in 2008 and a large non-recurring job in Europe that occurred in 2007. These decreases were partially offset by an increase in translation services revenue in Europe as a result of the addition of new clients and the addition of revenue resulting from the acquisition of GCom. The change in exchange rate did not significantly impact total revenue from international markets for the year ended December 31, 2008 as compared to the prior year.
Gross Profit
     Gross profit decreased $77,789, or 24%, for the year ended December 31, 2008 as compared to 2007 and the gross margin percentage decreased to approximately 31% for the year ended December 31, 2008 as compared to a gross margin percentage of 38% for the year ended December 31, 2007. The decrease in gross profit was primarily due to the decrease in capital markets services revenue, which historically is the Company’s most profitable class of service. Also contributing to the decrease in gross margin percentage was the margin contribution from its recently acquired businesses, which generated lower gross margin percentages in 2008 than the Company’s historical revenue streams. Combined revenue for these acquisitions during the year ended December 31, 2008 was $80,639 with a gross profit contribution of $11,270, resulting in a gross margin percentage of approximately 14%. The lower gross profit contribution from these acquired businesses includes a high cost structure that remained in place for part of 2008, as the Company was in the process of completing the integration of these acquired businesses. These integrations have been substantially completed in the latter part of 2008, and the Company expects its gross margin percentage to improve as it realizes the full benefit of the recent consolidation of its facilities and operations and the completion of its integrated manufacturing platform including the integration of its recent acquisitions. Excluding the results of the recent acquisitions during the year ended December 31, 2008, gross margin percentage would have been approximately 34%, a decrease of four percentage points as compared to 2007.
Selling and Administrative Expenses
     Selling and administrative expenses decreased $33,744, or 14%, for the year ended December 31, 2008 as compared to 2007. The decrease is primarily due to decreases in incentive compensation and expenses directly associated with sales, such as bonuses and commissions, and the favorable impact of recent cost savings measures, including the Company’s headcount reductions that occurred during 2008, the reduction of leased space at the Company’s New York City facility, and cost savings related to the decrease in pension costs. The Company will not pay bonuses for 2008 under its annual incentive plan based on the 2008 results of operations. Also contributing to the decrease in selling and administrative expenses is a decrease in stock-based compensation expense for the year ended December 31, 2008 as compared to 2007, primarily related to the reduction in compensation expense recognized under the Company’s equity incentive compensation plans, which is discussed further in Note 17 to the Consolidated Financial Statements. In addition, selling and administrative expenses for the year ended December 31, 2008 was reduced by a curtailment gain of approximately $1.8 million recognized by the Company related to its defined benefit pension plan, which resulted from reductions in the Company’s workforce during 2008. This is discussed further in Note 12 to the Consolidated Financial Statements. Partially offsetting the decrease in selling and administrative expenses for the year ended December 31, 2008 as compared to 2007 was an increase in costs associated with increasing the VDR and translation services sales force during 2008 and increased labor costs as a result of the Company’s recent acquisitions. In addition, bad debt expense for the year ended December 31, 2008 increased by approximately $3.3 million, primarily a result of the current economic conditions. As a percentage of revenue, overall selling and administrative expenses improved to 27% for the year ended December 31, 2008 as compared to 29% in 2007.
     While the Company experienced costs savings in 2008 related to the changes to its pension plan as discussed further in Note 12 to the Consolidated Financial Statements, the Company expects that pension expense will increase by approximately $6.0 million in 2009, as a result of declines in the value of plan assets. This increase in pension expense will be offset by the savings resulting from the suspension of the matching contribution to the 401(k) Savings Plan for the 2009 plan year (expected to result in approximately $6.0 million of savings) and by additional headcount reductions that occurred in January 2009 (expected to result in annualized savings of approximately $12.0 million).

Segment Profit
     As a result of the foregoing, segment profit of $33,224 (as defined in Note 19 to the Consolidated Financial Statements) decreased 57% for the year ended December 31, 2008 as compared to 2007 and segment profit as a percentage of revenue decreased to approximately 4% for the year ended December 31, 2008 as compared to 9% in 2007. The decrease in segment profit is primarily a result of the substantial reduction in capital markets services revenue due to the unfavorable market conditions in 2008, which historically is the Company’s most profitable class of service. Segment profit for the year ended December 31, 2008 includes a profit of approximately $4.3 million on revenue of $80.6 million related to the operation of the Company’s recent acquisitions, which were substantially integrated into the Company’s operations during the fourth quarter of 2008. Refer to Note 19 of the Consolidated Financial Statements for additional segment financial information and reconciliation of segment profit to (loss) income from continuing operations before income taxes.
Other Factors Affecting Net Income

	Years Ended December 31,				Year Over Year
		% of		% of	Favorable/(Unfavorable)
	2008	Revenue	2007	Revenue	$ Change	% Change
	(Dollars in thousands)
Depreciation	$(28,491)	(4)%	$(27,205)	(3)%	$(1,286)	(5)%
Amortization	$(4,606)	(1)%	$(1,638)	—	$(2,968)	(181)%
Restructuring, integration and asset impairment charges	$(39,329)	(5)%	$(17,001)	(2)%	$(22,328)	(131)%
Gain on sale of equity investments	—	—	$9,210	1%	$(9,210)	(100)%
Interest expense	$(8,495)	(1)%	$(8,320)	(1)%	$(175)	(2)%
Other income, net	$5,561	1%	$1,127	—	$4,434	393%
Income tax benefit (expense)	$11,728	2%	$(7,890)	(1)%	$19,618	249%
Effective tax rate	27.8%		23.6%
Income (loss) from discontinued operations	$5,719	1%	$(223)	—	$5,942	2,665%
     Depreciation and amortization expense increased for the year ended December 31, 2008 as compared to the same period in 2007 primarily due to depreciation and amortization expense recognized in 2008 related to the Company’s recent acquisitions. The increases in depreciation expense were partially offset by decreases in depreciation expense recognized for the year ended December 31, 2007 for facilities that were subsequently closed in connection with the consolidation of the Company’s manufacturing platform.
     Restructuring, integration and asset impairment charges for the year ended December 31, 2008 were $39,329 as compared to $17,001 in 2007. The charges incurred during the year ended December 31, 2008 consisted of: (i) costs related to the Company’s workforce reductions that were implemented during 2008; (ii) integration costs of approximately $14.1 million primarily related to the Company’s recent acquisitions; (iii) costs related to the closure of the Company’s digital print facilities in Wilmington, MA and Sacramento, CA and its manufacturing and composition operations in Atlanta, GA; and (iv) costs associated with the consolidation of the Company’s digital print facility in Milwaukee, WI with its existing facility in South Bend, IN. The charges incurred for the year ended December 31, 2007 primarily consisted of: (i) severance and integration costs related to the integration of the St Ives Financial Business; (ii) facility exit costs and asset impairment charges related to the reduction of leased space at the Company’s New York City facility; (iii) facility exit costs related to leased warehouse space; (iv) Company-wide workforce reductions; and (v) an asset impairment charge of $2.1 million related to the goodwill associated with the Company’s JFS Litigators Notebook® (“JFS”) business. The JFS business was sold in September 2008 for approximately $400, and the Company recognized a pre tax loss on the sale of approximately $132 in 2008.
     Interest expense increased $175, or 2%, for the year ended December 31, 2008 as compared to 2007, primarily due to interest resulting from borrowings on the Company’s revolving credit facility during 2008. Offsetting the increase in interest expense was a decrease in the interest expense accrued under the Company’s convertible subordinated debentures (the “Notes”) during the fourth quarter of 2008, as a result of the redemption of approximately $66.7 million of the Notes on October 1, 2008.
     Other income increased $4,434 for the year ended December 31, 2008 as compared to 2007, primarily due to foreign currency gains of $2,822 for the year ended December 31, 2008 as compared to foreign currency losses of $1,526 in 2007, as a result of the improvement in the U.S. dollar compared to other currencies during the second half of 2008. Also contributing to the increase in other income was the reduction of legal reserves in 2008 resulting from the withdrawal of outstanding legal claims from prior years. Other income in 2008 was negatively impacted by a decrease in interest income for the year ended December 31, 2008 as compared to the same period in 2007, primarily due to a decrease in the average balance of interest bearing cash in 2008 as compared to 2007 and the liquidation of approximately $35.6 million of the Company’s short-term marketable securities during 2008, which is discussed in more detail in Note 5 to the Consolidated Financial Statements.
     Income tax benefit for the year ended December 31, 2008 was $11,728 on pre-tax loss from continuing operations of ($42,136) compared to income tax expense of $7,890 on pre-tax income from continuing operations of $33,442 in 2007. The effective tax rates for the year ended December 31, 2008 and 2007 were 27.8% and 23.6%, respectively.
     Income from discontinued operations for the year ended December 31, 2008 was $5,719 as compared to a loss from discontinued operations of ($223) in 2007. This increase is primarily due to the recognition of previously unrecognized tax benefits of approximately $5.8 million related to the Company’s discontinued outsourcing and globalization businesses during the third quarter of 2008, which is discussed further in Note 10 to the Consolidated Financial Statements.
     As a result of the foregoing, net loss for the year ended December 31, 2008 was ($24,689) as compared to net income of $25,329 for the year ended December 31, 2007.
Domestic Versus International Results of Operations
     The Company has operations in the United States, Canada, Europe, Central America, South America and Asia. Domestic and international components of (loss) income from continuing operations before income taxes for the years ended December 31, 2008 and 2007 are as follows:

	Years Ended
	December 31,
	2008	2007
Domestic (United States)	$(45,933)	$12,293
International	3,797	21,149

(Loss) income from continuing operations before taxes	$(42,136)	$33,442

     The decrease in domestic and international pre-tax income from continuing operations is primarily due to the substantial reduction in capital markets services revenue for the year ended December 31, 2008, as previously discussed. In addition, the domestic and international results for the year ended December 31, 2008 include approximately $36.8 million and $2.5 million, respectively, of restructuring and integration costs. Domestic results of operations include shared corporate expenses such as: administrative, legal, finance and other support services that primarily are not allocated to the Company’s international operations.
Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

	Years Ended December 31,				Year Over Year
		% of		% of	Favorable/(Unfavorable)
	2007	Revenue	2006	Revenue	$ Change	% Change
	(Dollars in thousands)
Capital markets services revenue:
Transactional services	$304,431	36%	$298,363	36%	$6,068	2%
VDR services	9,185	1	3,115	—	6,070	195

Total capital markets services revenue	313,616	37	$301,478	36	12,138	4
Shareholder reporting services revenue:
Compliance reporting	186,005	22	175,186	21	10,819	6
Investment management	161,369	19	157,235	19	4,134	3
Translation services	14,554	2	12,296	1	2,258	18

Total shareholder reporting services revenue	361,928	43	344,717	41	17,211	5
Marketing communications services revenue	130,843	15	129,266	16	1,577	1
Commercial printing and other revenue	44,230	5	58,273	7	(14,043)	(24)

Total revenue	850,617	100	833,734	100	16,883	2
Cost of revenue	(531,230)	(62)	(543,502)	(65)	12,272	2

Gross profit	319,387	38	290,232	35	29,155	10
Selling and administrative expenses	(242,118)	(29)	(224,011)	(27)	(18,107)	(8)

Segment profit	$77,269	9%	$66,221	8%	$11,048	17%

Revenue
     Total revenue increased $16,883, or 2%, for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase in revenue was primarily attributed to the increase in revenue from capital markets services, which reflects increased IPO activity in 2007 as compared to 2006. As such, revenue from capital markets services increased $12,138, or 4%, to $313,616 for the year ended December 3, 2007 as compared to $301,478 in 2006. Included in capital markets services revenue for the year ended December 31, 2007 was $9,185 of revenue related to the Company’s VDR services, which represents a substantial increase as compared to the same period in 2006. Also, contributing to the increase in capital markets services revenue was the addition of approximately $17.0 million of revenue from the acquisition of the St Ives Financial business, which was acquired in January 2007.
     Shareholder reporting services revenue increased $17,211, or 5%, to $361,928 for the year ended December 31, 2007 as compared to $344,717 in 2006. Compliance reporting revenue increased 6% for the year ended December 31, 2007 as compared to 2006, and investment management revenue increased 3% for the year ended December 31, 2007 as compared to 2006. Also, there was an increase in translation services revenue of 18% for the year ended December 31, 2007 as compared to 2006. The increase in compliance reporting revenue was partly due to new SEC regulations and more extensive disclosure requirements in 2007, including new executive compensation proxy rules. The increases in revenue from the investment management and translation services were primarily due to the addition of several new clients and additional work from existing clients in 2007 as compared to 2006.
     Marketing communications services revenue increased slightly for the year ended December 31, 2007 as compared to 2006, primarily due to the increase in revenue generated by the Company’s legacy business in 2007 and the addition of approximately $6.1 million of combined revenue from the acquisitions of St Ives Financial, as discussed above, and Alliance Data Mail Services, which was acquired in November 2007. This increase is partially offset by non-recurring revenue that occurred in 2006, including revenue related to the initial rollout of the Medicare Part D open enrollment program in 2006, revenue from Vestcom’s retail customers that transferred back to Vestcom as part of the transition services agreement and other Vestcom transition revenue in 2006, which did not occur in 2007.

	Years Ended December 31,				Year Over Year
		% of		% of	Favorable/(Unfavorable)
Revenue by Geography:	2007	Revenue	2006	Revenue	$ Change	% Change
	(Dollars in thousands)
Domestic (United States)	$658,158	77%	$647,265	78%	$10,893	2%
International	192,459	23	186,469	22	5,990	3

Total revenue	$850,617	100%	$833,734	100%	16,883	2%

     Revenue from the international markets increased 3.2% to $192,459 for the year ended December 31, 2007, as compared to $186,469 in 2006, primarily due to the weakness in the U.S. dollar compared to foreign currencies. Revenue from international markets reflects an increase in non-capital markets services in Europe and capital markets services in Brazil during the year ended December 31, 2007 as compared to 2006. This increase was partially offset by a decrease in Canada during 2007 as compared to 2006, primarily due to a decline in revenue from commercial printing and investment management services. In 2006, Canada results benefited from a change in mutual fund disclosure regulations that required all mutual fund companies to include a management report on fund performance in their fund reports. It also allowed the mutual fund companies to request from the fund holders the ability to continue receiving the annual/semi-annual fund reports (including the new management report). As a result, Canada experienced a significant increase in its mutual fund services business in 2006 but experienced a decline in 2007 due to several fund holders electing not to continue to receive the management report. At constant exchange rates, revenue from international markets decreased 2.5% for the year ended December 31, 2007 compared to 2006.
Gross Profit
     Gross profit increased $29,155, or 10%, for the year ended December 31, 2007 as compared to 2006, and the gross margin percentage increased by three percentage points, to 38%, for the year ended December 31, 2008 as compared to a gross margin percentage of 35% in 2006. The increase in gross profit was primarily due to the favorable impact of strategic initiatives implemented by the Company, including cost savings measures. The results for 2007 also included the favorable impact of the decrease in pension costs and the curtailment gain related to the Canadian postretirement benefit plan, which is discussed in more detail in the Company’s annual report on Form 10-K for the year ended December 31, 2007.

Selling and Administrative Expenses
     Selling and administrative expenses increased by approximately $18,107, or 8%, to $242,118 for the year ended December 31, 2007 as compared to 2006. The increase was primarily the result of expenses that are directly associated with sales, such as selling expenses (including commissions and bonuses) and costs associated with the addition of the St Ives Financial sales staff. As a percentage of revenue, overall selling and administrative expenses increased to 29% for the year ended December 31, 2007 as compared to 27% in 2006. Selling and administrative expenses include the non-cash stock compensation expenses associated with the Company’s long-term equity incentive compensation plan, which went into effect in July 2006. The expenses associated with the long-term equity incentive compensation plan increased approximately $9.8 million to $11.2 million in 2007 due to an increase in the amounts earned under the plan as a result of the improved results of operations in 2007 as compared to 2006. The 2007 expense also includes approximately $5.3 million as a result of the acceleration of the payout of the awards as described in more detail in the Company’s annual report on Form 10-K for the year ended December 31, 2007. Partially offsetting the increase in selling and administrative expenses in 2007 were higher facility costs in 2006 related to higher rental costs, duplicate facility costs resulting from overlapping leases and costs associated with the move of the Company’s corporate office and New York City based operations. In addition, bad debt expense decreased approximately $1.2 million in 2007 as compared to 2006, a direct result of improved billing and collection efforts.
Segment Profit
     As a result of the foregoing, segment profit (as defined in Note 19 to the Consolidated Financial Statements) increased 17% for the year ended December 31, 2007 as compared to 2006 and segment profit as a percentage of revenue increased one percentage point to 9% for the year ended December 31, 2007 as compared to segment profit of 8% in 2006. The increase in segment profit was primarily a result of the increase in revenue and the favorable impact of strategic initiatives implemented by the Company, including cost saving measures. Refer to Note 19 of the Consolidated Financial Statements for additional segment financial information and reconciliation of segment profit to income from continuing operations before income taxes.
Other Factors Affecting Net Income

	Years Ended December 31,				Year Over Year
		% of		% of	Favorable/(Unfavorable)
	2007	Revenue	2006	Revenue	$ Change	% Change
	(Dollars in thousands)
Depreciation	$(27,205)	(3)%	$(25,397)	(3)%	$(1,808)	(7)%
Amortization	$(1,638)	—	$(534)	—	$(1,104)	(207)%
Restructuring, integration and asset impairment charges	$(17,001)	(2)%	$(14,159)	(2)%	$(2,842)	(20)%
Purchased in-process research and development	—	—	$(958)	—	$958	100%
Interest expense	$(8,320)	(1)%	$(8,046)	(1)%	$(274)	(3)%
Gain on sale of equity investment	$9,210	1%	—	—	$9,210	100%
Other income, net	$1,127	—	$3,340	—	$(2,213)	(66)%
Income tax expense	$(7,890)	(1)%	$(9,811)	(1)%	$1,921	20%
Effective tax rate	23.6%		47.9%
Loss from discontinued operations	$(223)	—	$(14,004)	(2)%	$13,781	98%
     Depreciation and amortization expense increased for the year ended December 31, 2007, compared to 2006, primarily due to depreciation and amortization expense recognized in 2007 related to the Company’s acquisitions in 2007 and the increase in capital expenditures in recent years.
     There were approximately $17,001 in restructuring, integration, and asset impairment charges during the year ended December 31, 2007, as compared to $14,159 in 2006. The charges incurred in 2007 consisted of: (i) facility exit costs and asset impairment charges related to the reduction of leased space at the Company’s New York City facility; (ii) severance and integration costs related to the integration of the St Ives Financial business; (iii) Company-wide workforce reductions; (iv) facility exit costs and asset impairment charges, including the consolidation of the Company’s digital print facility in Milwaukee, WI with its existing print facility in South Bend, IN, the consolidation of the Company’s former facility in Philadelphia with the newly acquired Philadelphia facility previously occupied by St Ives, and facility exit costs related to leased warehouse space; and (v) an asset impairment charge of $2.1 million related to the goodwill associated with the Company’s JFS business. The charges incurred in 2006 primarily represent costs related to an asset impairment charge related to the consolidation of marketing and communications facilities and severance and integration costs associated with the integration of the workforce, additional workforce reductions in certain locations and the closing of a portion of the Company’s facility in Washington, D.C.

     The Company recorded a charge of $958 related to purchased in-process research and development during the year ended December 31, 2006 which was based on an allocation of the purchase price related to the Company’s acquisition of certain technology assets of PLUM.
     The Company recognized a gain of $9,210 in 2007 related to the sale of its shares of an equity investment, as discussed in Note 8 to the Consolidated Financial Statements.
     Other income decreased $2,213 for the year ended December 31, 2007 as compared to 2006 primarily due to foreign currency losses in 2007 driven by the weakness in the U.S. dollar compared to other currencies. In addition, there was a decrease in interest income received from the Company’s investments in short-term marketable securities due to a decrease in the average balance of interest bearing cash and short-term marketable securities in 2007 as compared to 2006.
     Income tax expense for the year ended December 31, 2007 was $7,890 on pre-tax income from continuing operations of $33,442 compared to $9,811 on pre-tax income from continuing operations of $20,467 in 2006. The effective tax rate for the year ended December 31, 2007 was 23.6%, which was significantly lower than the effective tax rate for the year ended December 31, 2006 of 47.9%, primarily due to tax benefits of approximately $6,681 related to the completion of audits of the 2001 through 2004 federal income tax returns and recognition of previously unrecognized tax benefits.
     The 2007 results from discontinued operations primarily include adjustments to accruals related to the Company’s discontinued litigation solutions and globalization businesses. The 2006 results from discontinued operations include: (i) the net gain on the sale of the assets of the Company’s joint venture investment in CaseSoft, (ii) the net loss on the sale of the Company’s DecisionQuest® business, (iii) the operating results of DecisionQuest until its sale, including an asset impairment charge of approximately $13.3 million related to the impairment of its goodwill, (iv) the exit costs associated with leased facilities formerly occupied by discontinued businesses, and (v) the operating results of the document scanning and coding business until its sale.
     As a result of the foregoing, net income for the year ended December 31, 2007 was $25,329 as compared to net loss of ($3,348) for the year ended December 31, 2006.
   Domestic Versus International Results of Operations
     Domestic (U.S.) and international components of income from continuing operations before income taxes for 2007 and 2006 were as follows:

	Years Ended December 31,
	2007	2006
Domestic (United States)	$12,293	$1,748
International	21,149	18,719

Income from continuing operations before taxes	$33,442	$20,467

     The increase in domestic and international pre-tax income from continuing operations was primarily due to the favorable impact of the cost savings and strategic initiatives implemented by the Company. Also contributing to the increase in domestic pre-tax income was the improvement in segment profit resulting from the synergies obtained from the integration of Vestcom’s marketing and communications business, and the gain of $9.2 million in 2007 related to the Company’s sale of an equity investment, as previously discussed. Domestic results of operations include shared corporate expenses such as: administrative, legal, finance and other support services that primarily are not allocated to the Company’s international operations.
2009 Outlook
     The following statements and certain statements made elsewhere in this document are based upon current expectations. These statements are forward looking and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets. Refer also to the Cautionary Statement Concerning Forward Looking Statements included at the beginning of this Item 7, and the Risk Factors included in Item 1A.

Full Year 2009
Revenue:
Transactional services	$120 to $175 million
Total	$700 to $770 million
Segment profit (excludes restructuring, integration and asset impairment charges)	$40 to $60 million
Liquidity and Capital Resources

Liquidity and Cash Flow information:	2008	2007	2006
Working capital	$92,569	$111,837	$169,764
Current ratio	1.84 to 1	1.56 to 1	2.32 to 1
Net cash provided by operating activities	$6,740	$94,889	$4,110
Net cash (used in) provided by investing activities	$(63,242)	$(30,224)	$6,128
Net cash provided by (used in) financing activities	$6,928	$(46,220)	$(63,555)
Capital expenditures	$(22,119)	$(20,756)	$(28,668)
Purchases of treasury stock	$—	$(51,749)	$(68,558)
Acquisitions, net of cash acquired	$(79,495)	$(25,791)	$(32,923)
Average days sales outstanding	70	68	73
     Overall working capital decreased approximately $19.3 million as of December 31, 2008 as compared to December 31, 2007. Working capital for 2007 reflects the Company’s $75.0 million convertible subordinated debentures (the “Notes”) as a current liability due to the redemption and repurchase features that were able to occur on October 1, 2008. The redemption of the Notes is discussed further below. Excluding this classification in 2007, working capital would have been $183,949, and the current ratio would have been 2.46 to 1. The change in working capital from 2007 to 2008 is primarily attributed to: (i) reduced cash provided by operating activities due to lower revenue in 2008, resulting in additional borrowings under the revolving credit facility, (ii) cash used in the recent acquisitions of Alliance Data Mail Services, GCom, RSG and Capital; (iii) cash used in the partial redemption of the Notes as discussed further below; (iv) cash used to pay restructuring and integration related expenses associated with the Company’s recent acquisitions and the Company’s reorganization, which is discussed in more detail in Note 9 to the Consolidated Financial Statements; and (v) cash used for capital expenditures. Also, contributing to the decrease in working capital is the classification of approximately $3.1 million of auction rate securities, at par, as a noncurrent asset as of December 31, 2008, which is discussed in more detail in Note 5 to the Consolidated Financial Statements. These decreases are partially offset by a decrease in accrued employee compensation and benefits, as a result of the decrease in accrued incentive compensation as of December 31, 2008 based on the 2008 operating results and the cost savings initiatives implemented by the Company, as previously discussed.
     October 1, 2008 marked the five-year anniversary of the Company’s $75.0 million Notes, and was also the first day on which the “put” and “call” option became exercisable. On this date, holders of approximately $66.7 million of the Notes exercised their right to have the Company repurchase their Notes. As a result, the Company repurchased approximately $66.7 million of the Notes in cash, at par, plus accrued interest, using borrowings under its existing revolving credit facility, and approximately $8.3 million of the Notes remain outstanding. The Company believes that the high incidence of Notes put back to the Company was primarily attributed to the adverse change in the general convertible notes market during September 2008.
     During the third quarter of 2008, as an inducement to holders to not put their Notes, the Company amended the terms of the Note indenture effective October 1, 2008 for the Notes which remained outstanding on that date. The amendment increases the semi-annual cash interest payable on the Notes from 5.0% to 6.0% per annum for interest accruing for the period from October 1, 2008 to October 1, 2010. The amendment also provides the Note holders with an additional put option on October 1, 2010. In addition, the amendment changes the conversion price applicable to the Notes to $16.00 per share from $18.48 per share for the period from October 1, 2008 to October 1, 2010 and includes a make-whole table in the event of fundamental changes, including but not limited to, certain consolidations or mergers that result in a change of control of the Company during the period from October 1, 2008 until October 1, 2010. These amendments apply to the $8.3 million of Notes which remain outstanding.
     The Company had $79.5 million of borrowings outstanding under its $150 million five-year senior, unsecured revolving credit facility as of December 31, 2008. The amounts outstanding under this facility are classified as long-term debt since the facility is due to expire in May 2010.

     Bowne’s revolving credit facility contains customary restrictions, requirements and other limitations on its ability to incur indebtedness, including covenants that limit its ability to incur debt based on the level of its ratio of total debt to EBITDA and its ratio of EBITDA to interest expense. The Company’s ability to borrow under this facility is subject to compliance with certain financial and other covenants. The Company was in compliance with all financial loan covenants under the revolving credit facility as of December 31, 2008, and based upon its current projections, including the anticipated benefits of the previously mentioned cost savings initiatives and benefits of the acquisitions, the Company believes it will be in compliance with the financial loan covenants in 2009. However, further deterioration of the Company’s operating results coupled with additional borrowings on its remaining capacity under the credit facility may bring the Company much closer to its financial covenant compliance levels than in the past. Failure to comply with covenants could cause a default under the facility, and Bowne may then be required to repay the debt, or negotiate an amendment. Under those circumstances, other sources of capital may not be available to the Company, or be available only on unattractive terms. The Company is not subject to any financial covenants under the Notes other than cross default provisions.
     As of March 1, 2009, the Company had $105.5 million outstanding under the existing facility, which reflects the normal seasonal increase in borrowing in the first quarter. As of March 1, 2009, the Company has approximately $9.3 million of letters of credit outstanding. As such, total available borrowings under the credit facility as of March 1, 2009 are approximately $35.2 million.
     The Company is in discussions with the members of its bank group to amend and extend its existing revolving credit facility. Such amendment and extension is expected to be completed in the near future. However, there is no assurance that the full amount of this facility will be amended and extended.
     Capital expenditures for the year ended December 31, 2008 were $22.1 million, which includes approximately $2.4 million related to the integration of the Company’s recent acquisitions. Capital expenditures for the year ended December 31, 2007 were $20.8 million, which includes approximately $3.0 million related to the consolidation and build-out of the existing space at 55 Water Street as a result of the lease modification that occurred in June 2007. Capital expenditures for the year ended December 31, 2006 were $28.7 million, which includes approximately $2.7 million associated with the relocation of the Company’s corporate office and New York City based operations to 55 Water Street, which occurred in January 2006, and approximately $3.3 million related to the relocation of its London facility during the second quarter of 2006. In addition, capital expenditures for the year ended December 31, 2006 includes approximately $5.6 million related to the integration of the Marketing and Business Communications division of Vestcom. The Company estimates that capital spending in 2009 will approximate $15.0 million to $20.0 million.
     During 2008, the Company received approximately $39.4 million of cash from its international operations for U.S. working capital purposes. Additionally, as previously discussed, the Company was able to sell, at par, $35.6 million of investments in auction rate securities during 2008.
     The Company relies upon its cash flow generated from operations (both domestic and foreign), timely collection of accounts receivables and its borrowing capacity to fund its working capital needs, fund capital expenditures, provide for the payment of dividends and meet its debt service requirements. The Company is actively managing its liquidity position which is presently tight given the current difficult economic climate. Some of the actions the Company has taken include: (i) the January 2009 workforce reduction, expected to result in annualized savings of approximately $12.0 million in 2009; (ii) suspension of the matching contribution to the 401(k) Savings Plan for the 2009 plan year, elimination of normal merit increases in 2009 and a targeted reduction in travel and entertainment spending, expected to result in combined savings of approximately $15.0 million in 2009; and (iii) the suspension of the payment of dividends in cash until economic conditions improve.
     In February 2009, the Company issued stock dividends to its shareholders equivalent to $0.055 per share, which was based on the average sales price of the Company’s common stock for the 30-day trading period prior to the dividend record date, and equates to 0.012 shares of the Company’s common stock held as of the dividend record date. In addition, the dividends on any fractional shares were paid in cash.
     The Company experiences certain seasonal factors with respect to its working capital; the heaviest demand for utilization of working capital is normally the first and second quarter. The Company’s existing borrowing capacity provides for this seasonal demand. Although the Company believes that the level of cash flow expected from operations and the remaining availability under its credit facility should be adequate to fund its operating needs in the foreseeable future, there are no assurances at this time that this will be the case.

Cash Flows
     The Company continues to focus on cash management, including managing receivables and inventory. The Company’s average days sales outstanding was 70 days in 2008 as compared to 68 days in 2007. The Company had net cash provided by operating activities of $6,740, $94,889 and $4,110 for the years ended December 31, 2008, 2007 and 2006, respectively. The decrease in net cash provided by operating activities in 2008 as compared to the same period in 2007 was primarily the result of a decrease in operating income of approximately $70.6 million for the year ended December 31, 2008 as compared to 2007, a decrease in the collection of accounts receivable for the year ended December 31, 2008 as compared to 2007, due to reduced revenue and the current economic environment and an increase in cash used to pay restructuring and integration expenses during the year ended December 31, 2008 as compared to 2007. Net cash used to pay income taxes for the year ended December 31, 2008 was $1.7 million as compared to $4.5 million during 2007, which included income tax refunds of approximately $9.0 million. Overall, cash provided by operating activities for the twelve month periods decreased by approximately $88.1 million from December 31, 2007 to December 31, 2008. The increase in cash provided by operating activities from 2006 to 2007 was impacted by the improvement in operating results and by the change in accounts receivable resulting from higher collections of receivables during 2007 as compared to 2006, as a result of improved billing and collection efforts. In addition, the increase in cash provided by operations was also attributable to the funding of costs related to the Company’s relocation of its corporate office and New York City based operations in 2006, a decrease in income taxes paid during 2007 as compared to 2006 and a decrease in the funding of the Company’s pension plans in 2007 as compared to 2006.
     Net cash (used in) provided by investing activities was ($63,242), ($30,224) and $6,128 for the years ended December 31, 2008, 2007 and 2006, respectively. The increase in net cash used in investing activities in 2008 as compared to the same period in 2007 was primarily due to the increase in the cash used for acquisitions in 2008 as compared to 2007. Net cash used in acquisitions for the year ended December 31, 2008 amounted to $79,495, which consists of the acquisitions of GCom, RSG, Capital and a net working capital adjustment related to the acquisition of Alliance Data Mail Services that was received in June 2008. Net cash used in acquisitions for the year ended December 31, 2007 amounted to $25,791, which consisted of the acquisitions of St Ives Financial and Alliance Data Mail Services and an additional $3,000 related to the acquisition of certain technology assets of PLUM. The net proceeds from the sale of marketable securities was $35,459 in 2008 as compared to $3,800 in 2007. In addition, the Company received proceeds of $1,000 during the fourth quarter of 2008 related to the collection of a portion of the amount due from the sale of the Company’s DecisionQuest business that occurred in 2006. The Company also received proceeds of $1,345 during 2008 primarily related to the sale of various equipment that was not being used by the Company. Capital expenditures for the year ended December 31, 2008 were $22,119 as compared to $20,756 in 2007. The increase in net cash used in investing activities from 2006 to 2007 was primarily the result of: (i) a decrease in the net proceeds from the sale of marketable securities in 2007 due to less purchases of marketable securities in 2007 as compared to 2006, (ii) a decrease in net cash provided by discontinued operations, primarily due to the proceeds received from the sale of the assets of the Company’s joint venture investment in CaseSoft in 2006, and (iii) the net proceeds received from the sale of its DecisionQuest business in 2006. The change was partially offset by (i) net proceeds of $10,817 received from the sale of an equity investment in 2007, (ii) a decrease in the net cash used to fund acquisitions in 2007 as compared to 2006, which included net cash used in the acquisition of Vestcom’s Marketing and Business Communications division and certain technology assets of PLUM, and (iii) a decrease in capital expenditures in 2007 as compared to 2006.
     The Company had net cash provided by financing activities of $6,928 for the year ended December 31, 2008, as compared to net cash used in financing activities of $46,220 and $63,555 for the years ended December 31, 2007 and 2006, respectively. The change from net cash used in financing activities in 2007 to net cash provided by financing activities in 2008 was primarily due to the Company not repurchasing any shares of its common stock in 2008 as a result of the completion of the Company’s stock repurchase program in December 2007. During the year ended December 31, 2007 the Company repurchased approximately 3.1 million shares of its common stock for $51,749. During 2008, the Company received net proceeds of $79.5 million from borrowings under its $150 million revolving credit facility, as compared to no borrowings in 2007. A significant portion of the amounts borrowed under the revolving credit facility were used in the redemption of the $66.7 million of the Notes in October 2008, as previously discussed. Offsetting the increase in cash provided by financing activities for the year ended December 31, 2008 was a decrease in the cash received from stock option exercises in 2008 as compared to 2007. The decrease in net cash used in financing activities in 2007 as compared to 2006 primarily resulted from a decrease in the repurchase of the Company’s common stock in 2007 as compared to 2006, and a slight decrease in the cash received from stock option exercises in 2007 as compared to 2006.

Contractual Obligations, Commercial Commitments, and Off-Balance Sheet Arrangements
     The Company’s debt as of December 31, 2008 primarily consists of borrowings under its $150 million unsecured revolving credit facility and the $8.3 million remaining outstanding under its convertible subordinated debentures which were amended in October 2008. The Company also leases equipment under leases that are accounted for as capital leases, where the equipment and related lease obligation are recorded on the Company’s balance sheet.
     The Company and its subsidiaries also occupy premises and utilize equipment under operating leases that expire at various dates through 2026. In accordance with generally accepted accounting principles, the obligations under these operating leases are not recorded on the Company’s balance sheet. Many of these leases provide for payment of certain expenses and contain renewal and purchase options.
     The Company’s contractual obligations and commercial commitments are summarized in the table below:

	Payments Due by Year
Contractual Obligations	Total	2009	2010	2011	2012	2013	Thereafter
Long-term debt obligations(1)	$87,820	$—	$87,820	$—	$—	$—	$—
Operating lease obligations(2)	196,752	32,824	25,558	20,885	17,487	15,078	84,920
Capital lease obligations	2,230	842	605	370	356	57	—
Unconditional purchase obligations(3)	48,517	12,600	14,583	15,917	5,000	417	—

Total contractual cash obligations	$335,319	$46,266	$128,566	$37,172	$22,843	$15,552	$84,920

(1)	Includes total borrowings outstanding under the Company’s $150 million five-year senior, unsecured revolving credit facility and the balance outstanding under the Company’s convertible subordinated debentures as of December 31, 2008, as previously discussed. These amounts are classified as non-current obligations in the above table since the credit facility expires in May 2010, and the debentures may be redeemed by the Company, or the holders of the debentures may require the Company to repurchase the debentures on October 1, 2010, as further described in Note 11 to the Consolidated Financial Statements. The Company is in discussions with the members of its bank group to amend and extend its existing revolving credit facility. Such amendment and extension is expected to be completed in the near future. However, there is no assurance that the full amount of this facility will be amended and extended.

(2)	The operating lease obligations shown in the table have not been reduced by minimum non-cancelable sublease rentals aggregating approximately $7.9 million throughout the terms of the leases. The Company remains secondarily liable under these leases in the event that the sub-lessee defaults under the sublease terms. The Company does not believe that material payments will be required as a result of the secondary liability provisions of the primary lease agreements.

(3)	Unconditional purchase obligations represent commitments for outsourced services.
     As discussed in Note 13 to the Consolidated Financial Statements, the Company has long-term liabilities for deferred employee compensation, including pension, supplemental retirement plan, and deferred compensation. The payments related to the supplemental retirement plan and deferred compensation are not included above since they are dependent upon when the employee retires or leaves the Company, and whether the employee elects lump-sum or annuity payments. In addition, minimum pension funding requirements are not included above as such amounts are not available for all periods presented. The Company was not required to contribute to its defined benefit pension plan in 2008. Based on current market conditions the Company anticipates that it will contribute approximately $6.0 million to the plan in 2009. Funding requirements for subsequent years are uncertain and will significantly depend on the actual return on plan assets, whether the plan’s actuary changes any assumptions used to calculate plan funding levels, changes in the employee groups covered by the plan, and any new legislative or regulatory changes affecting plan funding requirements. For tax planning, financial planning, cash flow management or cost reduction purposes the Company may increase, accelerate, decrease or delay contributions to the plan to the extent permitted by law. The Company estimates it will contribute approximately $1.9 million to its unfunded supplemental retirement plan in 2009, which represents the expected benefit payments in 2009. During 2008, the Company made approximately $2.4 million in supplemental retirement plan contributions.
     As discussed further in Note 10 to the Consolidated Financial Statements, the Company had total liabilities for unrecognized tax benefits of approximately $2.9 million as of December 31, 2008, which were excluded from the table above. The Company believes that it is reasonably possible that up to approximately $0.4 million of its currently unrecognized tax benefits may be recognized by the end of 2009.

     The Company has issued standby letters of credit in the ordinary course of business totaling $4,144. These letters of credit primarily expire in 2009. In addition, pursuant to the terms of the lease entered into in February 2005 for the relocation of its primary New York City offices, the Company delivered to the landlord a letter of credit for approximately $9.4 million to secure the Company’s performance of its obligations under the lease. This letter of credit was reduced in 2007 by approximately $2.8 million, to $6.6 million, and was further reduced by approximately $0.7 million in 2007 and 2008, respectively. As of December 31, 2008, the remaining amount of the letter of credit was approximately $5.2 million, and will be reduced in equal amounts annually until 2016, at which point the Company shall have no further obligation to post the letter of credit, provided no event of default has occurred and is continuing. The letter of credit obligation shall also be terminated if the entire amount of the Company’s Convertible Subordinated Debentures due October 1, 2033 are converted into stock of the Company, or repaid and refinanced either upon repayment or as a result of a subsequent refinancing for a term ending beyond October 1, 2010.
     The Company has issued a guarantee, pursuant to the terms of the lease entered into in February 2006 for its London facility. The term of the lease is 15 years and the rent commencement date is February 1, 2009. The guarantee is effective through the term of the lease, which expires in 2021.
     The Company does not use derivatives, variable interest entities, or any other form of off-balance sheet financing.
Critical Accounting Policies and Estimates
     The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States. The Company’s significant accounting polices are disclosed in Note 1 to the Consolidated Financial Statements. The selection and application of these accounting principles and methods requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. On an ongoing basis, the Company evaluates its estimates, including those related to the recognition of revenue, allowance for doubtful accounts, valuation of goodwill and other intangible assets, income tax provision and deferred taxes, restructuring costs, actuarial assumptions for employee benefit plans, and contingent liabilities related to litigation and other claims and assessments. These estimates and assumptions are based on management’s best estimates and judgment, which management believes to be reasonable under the circumstances. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. We adjust such estimates and assumptions when facts and circumstances dictate. The weakening economy, illiquid credit markets, and declines in capital markets activity have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.
     The Company has identified its critical accounting policies and estimates below. These are policies and estimates that the Company believes are the most important in portraying the Company’s financial condition and results, and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management has discussed the development, selection and disclosure of these critical accounting policies and estimates with the Audit Committee of the Company’s Board of Directors.
     Accounting for Goodwill and Intangible Assets — Two issues arise with respect to these assets that require significant management estimates and judgment: a) the valuation in connection with the initial purchase price allocation, and b) the ongoing evaluation for impairment.
     In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141 “Business Combinations,” the Company allocates the cost of acquired companies to the identifiable tangible and intangible assets and liabilities acquired, with the remaining amount being classified as goodwill. Certain intangible assets, such as customer relationships, are amortized to expense over time, while purchase price allocated to in-process research and development, if any, is recorded as a charge at the acquisition date if it is determined that it has no alternative future use. The Company’s future operating performance will be impacted by the future amortization of identifiable intangible assets and potential impairment charges related to goodwill and other indefinite lived intangible assets. Accordingly, the allocation of the purchase price to intangible assets and goodwill has a significant impact on the Company’s future operating results. The allocation of the purchase price of the acquired companies to intangible assets and goodwill requires management to make significant estimates and assumptions, including estimates of future cash flows expected to be generated by the acquired assets and the appropriate discount rate to value these cash flows. Should different conditions prevail, material write-downs of net intangible assets and/or goodwill could occur.

     The Company has acquired certain identifiable intangible assets in connection with its recent acquisitions. These identifiable intangible assets primarily consist of the value associated with customer relationships and technology. The valuation of these identifiable intangible assets is subjective and requires a great deal of expertise and judgment. The values of the customer relationships were primarily derived using estimates of future cash flows to be generated from the customer relationships. This approach was used since the inherent value of the customer relationship is its ability to generate current and future income. The value of the technology was primarily derived using the cost approach, which computes the amount to recreate the existing technology at the same level of functional utility. While different amounts would have been reported using different methods or using different assumptions, the Company believes that the methods selected and the assumptions used are the most appropriate for each asset analyzed. Depreciation of the acquired technology and amortization of all other intangible assets are charged to operating expenses as separate components of expenses in the Consolidated Statements of Operations.
     In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS 144”), identifiable intangible assets are reviewed for impairment whenever events or circumstances indicate that the asset’s undiscounted expected future cash flows are not sufficient to recover the carrying value amount. The Company measures potential impairment loss by utilizing an undiscounted cash flow valuation technique. To the extent that the Company’s undiscounted future cash flows were to decline substantially, an impairment charge could result. No impairment charge related to the carrying value of its intangible assets was identified in 2008 based on an analysis prepared in accordance with SFAS 144 . There are certain assumptions inherent in projecting the recoverability of the Company’s identifiable intangible assets. If actual experience differs from the assumptions made, the Company’s consolidated results of operations or financial position could be materially impacted. The Company also periodically evaluates the appropriateness of the remaining useful lives of long-lived assets and the method of depreciation or amortization.
     SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”), requires annual impairment testing of goodwill based upon the estimated fair value of the Company’s reporting unit. At December 31, 2008, the Company’s goodwill balance was $50,371. The Company currently has one reporting unit.
     In testing for potential impairment of goodwill, SFAS 142 requires the Company to: 1) allocate goodwill to the reporting unit to which the acquired goodwill relates; 2) estimate the fair value of the reporting unit to which goodwill relates; and 3) determine the carrying value (book value) of the reporting unit. Furthermore, if the estimated fair value is less than the carrying value for a particular reporting unit, then the Company is required to estimate the fair value of all identifiable assets and liabilities of the reporting unit in a manner similar to a purchase price allocation for an acquired business. Only after this process is completed is the amount of goodwill impairment determined.
     Accordingly, the process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis. The Company estimated its current fair market value based on its market capitalization as of December 31, 2008, plus an implied control premium. Based on its market capitalization of approximately $158.6 million, an implied control premium of approximately 17.6% was needed in order for the Company’s carrying value not to exceed its estimated fair value. The Company determined that this implied control premium as of December 31, 2008 is within an acceptable range and is reasonable based upon current control premiums used in recent industry-wide transactions. Based on this analysis, the Company has concluded that the fair value of the Company’s reporting unit exceeded the carrying amount, and therefore, goodwill is not considered impaired as of December 31, 2008.
     The Company continues to monitor its stock price and market capitalization. If the price of the Company’s common stock remains depressed, or if the current global economic conditions do not improve, the Company will be required to perform impairment testing of its goodwill in advance of its next annual testing date, which could result in future impairment of its goodwill during an interim period.
     Revenue Recognition — The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition,” which requires that: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the sales price is fixed or determinable; and (iv) collectibility is reasonably assured. The Company recognizes revenue when services are completed or when the printed documents are shipped to customers. Revenue from virtual dataroom services is recognized when the documents are loaded into the dataroom. Revenue for completed but unbilled work is recognized based on the Company’s historical standard pricing for type of service and is adjusted to actual when billed. The Company accounts for sales and other use taxes on a net basis in accordance with Emerging Issues Task Force Issue No. 06-3 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement.” Therefore, these taxes are excluded from revenue and cost of revenue in the Consolidated Statements of Operations.

     Allowance for Doubtful Accounts and Sales Credits — The Company realizes that it will be unable to collect all amounts that it bills to its customers. Therefore, it estimates the amount of billed receivables that it will be unable to collect and provides an allowance for doubtful accounts and sales credits during each accounting period. A considerable amount of judgment is required in assessing the realization of these receivables. The Company’s estimates are based on, among other things, the aging of its account receivables, its past experience collecting receivables, information about the ability of individual customers to pay, and current economic conditions. While such estimates have been within the Company’s expectations and the provisions established, a change in financial condition of specific customers or in overall trends experienced may result in future adjustments of the Company’s estimates of recoverability of its receivables. In addition, the current global economic crisis may adversely affect customers’ ability to obtain credit to fund operations, which in turn would affect their ability to timely make payment on invoices. As of December 31, 2008, the Company had an allowance for doubtful accounts and sales credits of $5,178.
     Accounting for Income Taxes — Accounting for taxes requires significant judgments in the development of estimates used in income tax calculations. Such judgments include, but are not limited to, the likelihood the Company would realize the benefits of net operating loss carryforwards, the adequacy of valuation allowances, and the rates used to measure transactions with foreign subsidiaries. As part of the process of preparing the Company’s financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which the Company operates. The judgments and estimates used are subject to challenge by domestic and foreign taxing authorities. It is possible that either domestic or foreign taxing authorities could challenge those judgments and estimates and draw conclusions that would cause the Company to incur liabilities in excess of those currently recorded. The Company uses an estimate of its annual effective tax rate at each interim period based upon the facts and circumstances available at that time, while the actual effective tax rate is calculated at year-end. Changes in the geographical mix or estimated amount of annual pre-tax income could impact the Company’s overall effective tax rate. The Company’s overall effective tax rate was 41.5% for the year ended December 31, 2008 as compared to 38.5% for the years ended December 31, 2007 and 2006.
     The Company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes,” (“SFAS 109”), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.
     At December 31, 2008 and 2007, the Company had deferred tax assets in excess of deferred tax liabilities of $60,393 and $38,615, respectively. At December 31, 2008 and 2007, management determined that it is more likely than not that $56,365 and $35,034, respectively, of such assets will be realized, resulting in a valuation allowance of $4,028 and $3,581, respectively, which are related to certain net operating losses which may not be utilized in future years.
     The Company evaluates quarterly the realization of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The primary factor used to assess the likelihood of realization is the Company’s forecast of future taxable income. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event the Company were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. In management’s opinion, adequate provisions for income taxes have been made for all years presented.
     Accounting for Pensions — The Company sponsors a defined benefit pension plan in the United States. The Company accounts for its defined benefit pension plan in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Retirement Plans,” (“SFAS 158”) which was adopted in December 2006. These standards require that expenses and liabilities recognized in financial statements be actuarially calculated. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and the future performance of plan assets. According to SFAS 158, the Company is required to recognize the funded status of the plans as an asset or liability in the financial statements, measure defined benefit postretirement plan assets and obligations as of the end of the employer’s fiscal year, and recognize the change in the funded status of defined benefit postretirement plans in other comprehensive income. The primary assumptions used in calculating pension expense and liability are related to the discount rate at which the future obligations are discounted to value the liability, expected rate of return on plan assets, and projected salary increases. These rates are estimated annually as of December 31.

     The discount rate assumption is tied to a long-term high quality bond index and is therefore subject to annual fluctuations. A lower discount rate increases the present value of the pension obligations, which results in higher pension expense. The discount rate was 6.25% at December 31, 2008 and 6.0% at December 31, 2007 and 2006, respectively. A discount rate of 6.00% was used to calculate the 2008 pension expense. Each 0.25 percentage point change in the discount rate would result in a $3.4 million change in the projected pension benefit obligation and a $0.3 million change in annual pension expense.
     The expected rate of return on plan assets assumption is based on the long-term expected returns for the investment mix of assets currently in the portfolio. Management uses historic return trends of the asset portfolio combined with anticipated future market conditions to estimate the rate of return. For 2004 through 2008 the Company’s expected return on plan assets has remained at 8.5%. Each 0.25 percentage point change in the assumed long-term rate of return would result in a $0.3 million change in annual pension expense.
     The projected salary increase assumption is based upon historical trends and comparisons of the external market. Higher rates of increase result in higher pension expenses. As this rate is also a long-term expected rate, it is less likely to change on an annual basis. Management has used the rate of 4.0% for the past several years.
     Restructuring Accrual — During fiscal years 2008, 2007 and 2006, the Company recorded significant restructuring charges. The Company accounts for these charges in accordance with SFAS No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Accounting for costs associated with exiting leased facilities is based on estimates of current facility costs and is offset by estimates of projected sublease income expected to be recovered over the remainder of the lease. These estimates are based on a variety of factors including the location and condition of the facility, as well as the overall real estate market. The actual sublease terms could vary from the estimates used to calculate the initial restructuring accrual, resulting in potential adjustments in future periods. In management’s opinion, the Company has made reasonable estimates of these restructuring accruals based upon available information. The Company’s accrued restructuring is discussed in more detail in Note 9 to the Consolidated Financial Statements.
Recently Adopted Accounting Pronouncements
     In May 2008, the Financial Accounting Standards Board (“FASB”) issued Staff Position (“FSP”) APB 14-1 “Accounting for Convertible Debt Instruments that May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). The Company adopted this FSP during the first quarter of 2009. The Company has retrospectively restated its results for the years ended December 31, 2008, 2007 and 2006 to reflect the adoption of FSP APB 14-1. FSP APB 14-1 requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. As such, the initial debt proceeds from the sale of the Company’s convertible subordinated debentures, which are discussed in more detail in Note 11 to the Consolidated Financial Statements, are required to be allocated between a liability component and an equity component as of the debt issuance date. The resulting debt discount is amortized over the instrument’s expected life as additional non-cash interest expense. FSP APB 14-1 was effective for fiscal years beginning after December 15, 2008 and requires retrospective application.
     Upon adoption of FSP APB 14-1, the Company measured the fair value of the Company’s $75.0 million 5% Convertible Subordinated Debentures (“Notes”) issued in September 2003, using an interest rate that the Company could have obtained at the date of issuance for similar debt instruments without an embedded conversion option. Based on this analysis, the Company determined that the fair value of the Notes was approximately $61.7 million as of the issuance date, a reduction of approximately $13.3 million in the carrying value of the Notes, of which $8.2 million was recorded as additional paid-in capital, and $5.1 million was recorded as a deferred tax liability. Also in accordance with FSP APB 14-1, the Company is required to allocate a portion of the $3.3 million of debt issuance costs that were directly related to the issuance of the Notes between a liability component and an equity component as of the issuance date, using the interest rate method as discussed above. Based on this analysis, the Company reclassified approximately $0.4 million of these costs as a component of equity and approximately $0.3 million as a deferred tax asset. These costs were amortized through October 1, 2008, as this was the first date at which the redemption and repurchase of the Notes could occur.
     On October 1, 2008, the Company repurchased approximately $66.7 million of the Notes, and amended the terms of the remaining $8.3 million of Notes outstanding (the “Amended Notes”), effective October 1, 2008. The amendment increased the semi-annual cash interest payable on the Notes from 5.0% to 6.0% per annum, and changed the conversion price applicable to the Notes from $18.48 per share to $16.00 per share for the period from October 1, 2008 to October 1, 2010. In accordance with FSP APB 14-1 the Company remeasured the fair value of the Amended Notes using an applicable interest rate for similar debt instruments without an embedded conversion option as of the amendment date. Based on this analysis, the Company determined that the fair value of the Amended Notes was approximately $7.6 million as of the amendment date, a reduction of approximately $0.7 million in the carrying value of the Amended Notes, of which $0.4 million was recorded as additional paid-in capital, and $0.3 million was recorded as a deferred tax liability.

     The Company recognized interest expense for the Notes of $5.4 million in 2008, $6.6 million in 2007 and $6.3 million in 2006. The effective interest rate for the year ended December 31, 2008 was 9.6% and was 9.5% for the years ended December 31, 2007 and 2006. Included in interest expense for these periods was additional non-cash interest expense of approximately $2.5 million in 2008, $2.9 million in 2007 and $2.6 million in 2006, as a result of the adoption of this FSP.
     The following table illustrates the impact of adopting FSP APB 14-1 on the Company’s income (loss) from continuing operations before income taxes, income (loss) from continuing operations, net income (loss), earnings (loss) per share from continuing operations, and earnings (loss) per share:

	Years Ended December 31,
	2008	2007	2006
Impact on income (loss) from continuing operations before income taxes	$(2,476)	$(2,887)	$(2,569)
Impact on income (loss) continuing operations	$(1,522)	$(1,775)	$(1,580)
Impact on basic earnings (loss) per share from continuing operations	$(0.06)	$(0.06)	$(0.05)
Impact on diluted earnings (loss) per share from continuing operations	$(0.06)	$(0.02)	$(0.05)

Impact on net income (loss)	$(1,522)	$(1,775)	$(1,580)
Impact on basic earnings (loss) per share	$(0.06)	$(0.06)	$(0.05)
Impact on diluted earnings (loss) per share	$(0.06)	$(0.02)	$(0.05)
     As of December 31, 2008 the carrying value of the Amended Notes amounted to approximately $7.5 million and is classified as noncurrent liabilities in the accompanying Consolidated Balance Sheet. As of December 31, 2007, the carrying value of the Notes amounted to approximately $72.1 million and is classified as current liabilities in the accompanying Consolidated Balance Sheet. The classification of the Notes is discussed in more detail in Note 11 to the Consolidated Financial Statements.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop the assumptions that market participants would use when pricing the asset or liability. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. In addition, SFAS 157 requires that fair value measurements be separately disclosed by level within the fair value hierarchy. SFAS 157 does not require new fair value measurements and was effective for financial assets and financial liabilities within its scope for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company adopted SFAS 157 for financial assets and financial liabilities within its scope in January 2008. The adoption of this standard did not have a significant impact on the Company’s results of operations or financial statements and is discussed in more detail in Note 1 to the Consolidated Financial Statements.
     In February 2008, the FASB issued FASB FSP No. FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”), which defers the effective date of SFAS 157 for all non-financial assets and non-financial liabilities for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years for items within the scope of FSP FAS 157-2. The Company does not anticipate that the adoption of this standard for non-financial assets and non-financial liabilities will have a material impact on its financial statements.
     In October 2008, the FASB issued FASB FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active”, which became effective for us immediately. This standard clarifies the methods employed in determining the fair value for financial assets when a market for such assets is not active. The Company adopted this standard during the fourth quarter of 2008. The adoption of this standard did not have a significant impact on the Company’s results of operations or financial statements and is discussed in more detail in Note 1 to the Consolidated Financial Statements.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that currently are not required to be measured at fair value. This Statement is effective no later than fiscal years beginning on or after November 15, 2007. As discussed in Note 1 to the Consolidated Financial Statements, the Company elected not to adopt the provisions of SFAS 159 for its financial instruments that are not required to be measured at fair value.
     In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” which became effective for us in November 2008. This standard identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). The Company adopted this standard during the fourth quarter of 2008. The adoption of this standard did not have a significant impact on the Company’s results of operations or consolidated financial statements.
Recently Issued Accounting Pronouncements
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 outlines the accounting and reporting for ownership interests in a subsidiary held by parties other than the parent. This standard is effective for fiscal years beginning on or after December 15, 2008. The Company does not anticipate that this standard will have a material impact on its financial statements.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired and also changes the accounting treatment for certain acquisition related costs, restructuring activities, and acquired contingencies, among other changes. This statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This Statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The Company will adopt this standard during the first quarter of 2009. The Company expects that its adoption will reduce the Company’s operating earnings due to required recognition of acquisition and restructuring costs through operating earnings. The magnitude of this impact will be dependent on the number, size, and nature of acquisitions in periods subsequent to adoption.
     In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”. The FSP amends the facts that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. The FSP requires companies to consider their historical experience in renewing or extending similar arrangements together with the asset’s intended use, regardless of whether the arrangements have explicit renewal or extension provisions. In the absence of historical experience, companies should consider the assumptions that market participants would use about renewal or extension consistent with the highest and best use of the asset, adjusted for entity-specific factors. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, which will require prospective application. The Company will adopt this standard during the first quarter of 2009. The Company does not anticipate that this standard will have a material impact on its financial statements.
     In December 2008, the FASB issued FSP FAS 132(R)-1, “Employer’s Disclosures about Postretirement Benefit Plan Assets”. The FSP amends SFAS No. 132 (revised 2003) to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The FSP requires employers of public and nonpublic companies to disclose more information about how investment allocation decisions are made, more information about major categories of plan assets, including concentration of risk and fair-value measurements, and the fair-value techniques and inputs used to measure plan assets. The disclosure requirements are effective for years ending after December 15, 2009. The Company will adopt the disclosure requirements of the FSP in the Company’s annual report on form 10-K for the year ended December 31, 2009, and does not anticipate that this standard will have a material impact on its financial statements.
Item 7A. Quantitative and Qualitative Disclosures about Market Risk
     The Company’s market risk is principally associated with trends in the domestic and international capital markets. This includes trends in the initial public offerings and mergers and acquisitions markets, both important components of the Company’s revenue. The Company also has market risk tied to interest rate fluctuations related to its debt obligations and fluctuations in foreign currency, as discussed below.
Interest Rate Risk
     The Company’s exposure to market risk for changes in interest rates relates primarily to its long-term debt obligations, and revolving credit agreement and short-term investment portfolio.
     The Company does not use derivative instruments in its short-term investment portfolio. The Company’s Notes issued in September 2003 consist of fixed rate instruments, and therefore, would not be impacted by changes in interest rates. As previously disclosed, the $8.3 million Notes that remain outstanding were amended in October 2008. The amendment increases the semi-annual cash interest payable on the Notes from 5.0% to 6.0% per annum for interest accruing for the period from October 1, 2008 to October 1, 2010. This amendment will not have a significant impact on the Company’s future cash flow or interest expense (an increase of approximately $83 per annum), based on the $8.3 million Notes that remain outstanding. The Company’s five-year $150 million senior unsecured revolving credit facility bears interest at LIBOR plus a premium that can range from 67.5 basis points to 137.5 basis points depending on certain leverage ratios. The Company had $79.5 million of borrowings outstanding under its revolving credit facility as of December 31, 2008. During the year ended December 31, 2008, the weighted-average interest rate on this line of credit approximated 3.65%. A hypothetical 1% increase in the interest rate related to the revolving credit facility would result in a change in annual interest expense of approximately $482 based on the average outstanding balances under the revolving credit facility during the year ended December 31, 2008.
Foreign Exchange Rates
     The Company derives a portion of its revenues from various foreign sources. The exposure to foreign currency movements is limited in most cases because the revenue and expense of its foreign subsidiaries are substantially in the local currency of the country in which they operate. Certain foreign currency transactions, such as intercompany sales, purchases, and borrowings, are denominated in a currency other than the local functional currency. These transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in exchange rates between the local functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of local functional currency cash flows upon settlement of the transaction, which results in a foreign currency transaction gain or loss that is included in other income (expense) in the period in which the exchange rate changes.
     The Company does not use foreign currency hedging instruments to reduce its exposure to foreign exchange fluctuations. The Company has reflected translation adjustments of $11,788, $7,579 and $737 in its Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2008, 2007 and 2006, respectively. These adjustments are primarily attributed to the fluctuation in value between the U.S. dollar and the euro, pound sterling, Japanese yen, Singapore dollar and Canadian dollar. The Company has reflected transaction gains (losses) of $2,822 and ($1,526) in its Consolidated Statements of Operations for the years ended December 31, 2008 and 2007, respectively. Net transaction gains (losses) during the year ended December 31, 2006 were not significant. These gains (losses) are primarily attributable to fluctuations in value among the U.S. dollar and the aforementioned foreign currencies.
Equity Price Risk
     The Company’s investments in marketable securities were approximately $3.3 million as of December 31, 2008, primarily consisting of auction rate securities. As a result of recent uncertainties in the auction rate securities markets, the Company has reduced its exposure to those investments. During the year ended December 31, 2008, the Company has liquidated approximately $35.6 million of those securities at par and received all of its principal. As of March 1, 2009, investments in auction rate securities had a par value of $3.1 million.
     Recent uncertainties in the credit markets have prevented the Company and other investors from liquidating some holdings of auction rate securities in recent auctions because the amount of securities submitted for sale has exceeded the amount of purchase orders. Accordingly, the Company still holds these auction rate securities and is receiving interest at comparable rates for similar securities. These investments are insured against a loss of principal and interest.
     Based on the Company’s ability to access cash and other short-term investments, its expected operating cash flows and other sources of cash, the Company does not anticipate the current lack of liquidity of these investments will have a material effect on the Company’s liquidity or working capital.
     The Company’s defined benefit pension plan (the “Plan”) holds investments in both equity and fixed income securities. The amount of the Company’s annual contribution to the Plan is dependent upon, among other factors, the return on the Plan’s investments. As a result of the significant decline in worldwide capital markets in 2008, the value of the investments held by the Company’s Plan has substantially decreased through December 31, 2008, which resulted in a reduction to shareholder’s equity on the Company’s balance sheet as of December 31, 2008. Based on current estimates, the Company expects to contribute approximately $6.0 million to its Plan in 2009. However, further declines in the market value of the Company’s Plan investments may require the Company to make additional contributions in future years.
     During 2008, the Company’s stock price was adversely impacted by the current global economic crisis. If the price of Bowne common stock remains depressed, it could result in an impairment of the Company’s goodwill. Bowne stock’s value is dependent upon continued future growth in demand for the Company’s services and products. If such growth does not materialize or the Company’s forecasts are significantly reduced, the Company could be required to recognize an impairment of its goodwill in future interim periods.